Exhibit 99.4

News for Immediate Release

Contact:

Lee Jacobson

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

First Marblehead’s Bank Subsidiary Sells $234 Million of Private Education Loans

BOSTON, MA, October 16, 2009 — The First Marblehead Corporation (NYSE: FMD) announced that its subsidiary, Union Federal Savings Bank, sold today a portfolio of private education loans with an outstanding principal balance of approximately $234 million.  Sale proceeds were approximately $122 million.  This action has been taken pursuant to Union Federal’s business plans which call for a reduction in the balance of private education loans by December 31, 2009.  The loans sold were originated predominantly in late 2007.

Daniel Meyers, First Marblehead’s Chief Executive Officer and President, said, “The company is pleased to complete this sale, which is a major component of our concentration reduction plan.  Through a thorough sales process led by Credit Suisse and Deutsche Bank Securities, we have completed the sale more than two months ahead of schedule.”

The Company has filed with the Securities and Exchange Commission a current report on Form 8-K with additional transaction details and certain relevant background information.

About The First Marblehead Corporation — First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital markets services for student loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans, please see www.SmartBorrowing.org.  For more information, go to www.firstmarblehead.com.

About Union Federal Savings Bank — Union Federal is a community bank located in North Providence, Rhode Island and a wholly owned subsidiary of The First Marblehead Corporation. Union Federal offers an array of personal banking products designed to meet each customer’s specific needs. Whether saving or borrowing, Union Federal also offers a high level of personal attention and service to each of its customers. For more information, go to www.unionfsb.com.

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© 2009 First Marblehead